Exhibit (j)(1)

TABLE OF CONTENTS

1.	INTENTION OF THE PARTIES; DEFINITIONS		1
	1.1	Intention of the Parties	1
	1.2	Definitions; Interpretation	1

2.	WHAT J.P. MORGAN IS REQUIRED TO DO		3
	2.1	Set Up Accounts	3
	2.2	Cash Account	4
	2.3	Segregation of Assets; Nominee Name	4
	2.4	Settlement of Transactions	4
	2.5	Contractual Settlement Date Accounting	4
	2.6	Actual Settlement Date Accounting	5
	2.7	Income Collection	5
	2.8	Miscellaneous Administrative Duties	5
	2.9	Corporate Actions	5
	2.10	Class Action Litigation	5
	2.11	Proxies	6
	2.12	Statements of Account	6
	2.13	Access to J.P. Morgan's Records	6
	2.14	Maintenance of Financial Assets at Subcustodian Locations	6
	2.15	Foreign Exchange Transactions	7
	2.16	Notifications	7

3.	INSTRUCTIONS		7
	3.1	Acting on Instructions; Method of Instruction and Unclear Instructions	7
	3.2	Verification and Security Procedures	7
	3.3	Instructions; Contrary to Law/Market Practice	7
	3.4	Cut-Off Times	7
	3.5	Electronic Access	7

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN		8
	4.1	Feesand Expenses	8
	4.2	Overdrafts	8
	4.3	J.P. Morgan’s Right Over Securities; Set-Off	8

5.	SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS		9
	5.1	Appointment of Subcustodians; Use of Securities Depositories	9
	5.2	Liability for Subcustodians	9

6.	ADDITIONAL PROVISIONS		9
	6.1	Representations of the Customer and J.P. Morgan	9
	6.2	The Customer is Liable to J.P. Morgan Even if it is Acting for Another Person	10
	6.3	J.P. Morgan Not Required to Make Payments on Behalf of Customer	10
	6.4	Special Settlement Services	10

7.	WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER		10
	7.1	Standard of Care; Liability	10
	7.2	Force Majeure	11

	7.3	J.P. Morgan May Consult With Counsel	11
	7.4	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result	11
	7.5	Assets Held Outside J.P. Morgan’s Control	11
	7.6	Ancillary Services	11
	7.7	Service Locations	12

8.	TAXATION		12
	8.1	Tax Obligations	12

9.	TERMINATION		12
	9.1	Termination	12
	9.2	Exit Procedure	13
	9.3	Inactive Securities Accounts	13

10.	MISCELLANEOUS		13
	10.1	Notices	13
	10.2	Successors and Assigns	13
	10.3	Entire Agreement	13
	10.4	Information Concerning Deposits at J.P. Morgan’s Non-US Branch	13
	10.5	Insurance	14
	10.6	Security Holding Disclosure	14
	10.7	USA Patriot Act Disclosure	14
	10.8	Governing Law and Jurisdiction	14
	10.9	Severability; Waiver; and Survival	15
	10.10	Confidentiality	15
	10.11	Pricing	15
	10.12	Counterparts	15
	10.13	No Third Party Beneficiaries	15
	10.13	Use of J.P. Morgan’s Name	15

SCHEDULE 1		List of Subcustodians and Markets Used by J.P. Morgan	17
SCHEDULE 2		Persons Authorized To Give Instructions	18
SCHEDULE 3		Authorized Fund Managers/Advisers	19
SCHEDULE 4		Form of Board Resolution	20
SCHEDULE 5		Restricted Markets Schedule	23
ANNEX A		Electronic Access	24

GLOBAL CUSTODY AGREEMENT
This agreement (this “Agreement”), dated November 29, 2018, is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan”), with a place of business at 383 Madison Avenue, New York, NY 10179, Attention: Prime Custody Services; and Axonic Alternative Income Fund (the “Customer”) with a place of business at 390 Park Avenue, 15th Floor. New York, NY 10022
1. INTENTION OF THE PARTIES; DEFINITIONS
1.1 Intention of the Parties
(a) This Agreement sets out the terms on which J.P. Morgan will provide custodial, settlement and other associated services to the Customer.  J.P. Morgan will be responsible for the performance of only those duties expressly set forth in this Agreement.
(b) Investing in Financial Assets and cash in foreign jurisdictions may involve risks of loss or other burdens and costs.  The Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in connection with the services under this Agreement and will not be liable for any losses resulting from Country Risk.
(c) The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement.
1.2 Definitions; Interpretation
(a) As used herein, the following terms have the meaning hereinafter stated.
“Account” has the meaning set forth in Section 2.1 of this Agreement.
“Account Assets” means each Account and all cash, Financial Assets, and any other property of every kind that are credited to the Account or otherwise held for Customer pursuant to this Agreement.
“Affiliate” means, in respect of J.P. Morgan, an entity controlling, is controlled by, or is under common control with, J.P. Morgan.
“Affiliated Subcustodian Bank” means a Subcustodian that is both a subsidiary of JPMorgan Chase & Co. and either (i) a bank chartered or incorporated in the United States of America or (ii) a branch or subsidiary of such a bank.
“AML/Sanctions Requirements” means (a) any Applicable Law (including but not limited to the rules and regulations of the United States Office of Foreign Assets Control) applicable to J.P. Morgan, or to any J.P. Morgan Affiliate engaged in servicing any Account, which governs (i) money laundering, the financing of terrorism, insider dealing or other unlawful activities, or the use of financial institutions to facilitate such activities or (ii) transactions involving individuals or institutions which have been prohibited by, or subject to, sanctions of any governmental authority; and (b) any J.P. Morgan policies and procedures reasonably designed to assure compliance with any such Applicable Law
“Applicable Law” means any applicable statute, treaty, rule, regulation or law (including common law) and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.
“Authorized Person” means any person who has been designated (i) by written notice from the Customer in the form of Schedules 2 or 3 to this Agreement, as the case may be, or such other form reasonably acceptable to J.P. Morgan; (ii) by written notice reasonably acceptable to J.P. Morgan from any agent designated by the Customer, including, without limitation, an investment manager, to act on behalf of the Customer under this Agreement or (iii) any person who has been given an access code by a security administrator appointed by the Customer which allows the provision of instructions.  Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.
“Cash Account” has the meaning set forth in Section 2.1(a)(ii).
“Confidential Information” means all non-public information concerning the Customer or the Accounts which J.P. Morgan receives in the course of providing services under this Agreement.  Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public other than as a direct result of J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.
“Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that requires discretionary action by the beneficial owner of the Financial Asset, but does not include rights with respect to class action litigation or proxy voting.

“Counterparty” has the meaning set forth in Section 2.1(c) of this Agreement.
“Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation or other governmental actions; the country’s financial infrastructure, including prevailing custody, tax and settlement practices; laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency restrictions, devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.
“Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Security Entitlement against the Securities Intermediary.
“Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certifi-cate, or a Security Entitlement.  “Financial Asset” does not include cash.
“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person.
“J.P. Morgan Indemnitees” means J.P. Morgan, its Affiliates and Subcustodians, and their respective nominees, directors, officers, employees and agents.
“J.P. Morgan London Branch” means the London branch office of JPMorgan Chase Bank, N.A.
“JPM Secured Party” has the meaning set forth in Section 4.3(c) of this Agreement.
“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on J.P. Morgan’s income), or expenses of any kind whatsoever (whether actual or contingent and including, without limitation, attorneys’, accountants’, consultants’ and experts’ fees and disbursements reasonably incurred and, where relevant, any and all amounts owing to J.P. Morgan by the Customer’s counterparty in connection with collateral Accounts or control Accounts established at J.P. Morgan pursuant to the Customer’s Instruction) outstanding from time to time.
“Proxy Voting Service” has the meaning set forth in Section 2.11(a) of this Agreement.
“Securities” means shares, stocks, debentures, bonds, notes or other like obligations, whether issued in certificated or uncertificated form, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same that are commonly traded or dealt in on securities exchanges or financial markets and any other property as may be acceptable to J.P. Morgan for the Securities Account.
“Securities Account” means each Securities custody account on J.P. Morgan’s records to which Financial Assets are or may be credited under this Agreement.
“Securities Depository” means any clearing system, securities depository, clearing corporation, dematerialized book entry system or similar system for the central handling of Securities, whether or not acting in that capacity.
“Security Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.
“Securities Intermediary” means J.P. Morgan, any Subcustodian, any Securities Depository, and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.
“Security Procedure” means a security procedure to be followed by the Customer upon the issuance of an instruction and/or by J.P. Morgan upon the receipt of an instruction, so as to enable J.P. Morgan to verify that such instruction is authorized, as set forth in service level documentation in effect from time to time with respect to the services set forth in this Agreement or as otherwise agreed in writing by the parties.  A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption or telephone call backs, and may be updated by J.P. Morgan from time to time upon notice to the Customer. The Customer acknowledges that the Security Procedure is designed to verify the authenticity of, and not to detect errors in, instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of the Customer through any third party utility that the parties have agreed as a utility through which instructions may be provided hereunder and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized instruction.
“Subcustodian” means any of the subcustodians appointed by J.P. Morgan from time to time to hold Financial Assets and act on its behalf in different jurisdictions (and being at the date of this Agreement the entities listed in Schedule 1 as well as J.P. Morgan Securities LLC) and includes any Affiliated Subcustodian Bank.

(b)	Headings are for convenience of reference only and shall not in any way form part of or affect the construction or interpretation of any provision of this Agreement.
(c)
Unless otherwise expressly stated to the contrary herein, references to Articles and Sections are to Articles and Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(d)
Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine (and vice versa); use of the term “including” shall be deemed to mean “including but not limited to,” and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

(e)
Unless the context requires otherwise, any reference to a statute or a statutory provision shall include such statute or provision as from time modified to the extent such modification applies to any service provided hereunder.  Any reference to a statute or a statutory provision shall also include any subordinate legislation made from time to time under that statute or provision.

2. WHAT J.P. MORGAN IS REQUIRED TO DO
2.1 Set Up Accounts
(a) J.P. Morgan will establish and maintain the following accounts (“Accounts”):
(i) one or more Securities Accounts in the name of the Customer (or in another name requested by the Customer that is acceptable to J.P. Morgan) for Financial Assets, which may be held by J.P. Morgan or a Subcustodian or a Securities Depository for J.P. Morgan on behalf of the Customer, including as an Entitlement Holder; and
(ii) one or more cash accounts in the name of the Customer (or in another name requested by the Customer that is acceptable to J.P. Morgan) (each, a “Cash Account”) for any and all cash in any currency received by or on behalf of J.P. Morgan for the account of the Customer.
Notwithstanding the foregoing sub-section (ii), cash held in respect of those markets where the Customer is required to have a cash account in its own name held directly with the relevant Subcustodian or Securities Depository will be held in that manner and will not be part of the Cash Account.
(b) At the request of the Customer, additional Accounts may be opened in the future, and such additional Accounts shall be subject to the terms of this Agreement.
(c) In the event that the Customer requests the opening of any additional Account for the purpose of holding collateral pledged by the Customer to a securities exchange, clearing corporation, or other central counterparty (a “Counterparty”) to secure trading activity by the Customer, or the pledge to a Counterparty of cash or individual Securities held in an Account, that Account (or the pledged cash or Securities) shall be subject to the collateral arrangements in effect between J.P. Morgan and the Counterparty in addition to the terms of this Agreement.
(d) Upon thirty (30) days’ prior notice to the Customer, J.P. Morgan may close any Account that it reasonably determines to be dormant.  In the case of a dormant Cash Account, J.P. Morgan may, upon closure of the Account, pay any de minimis balances in that Cash Account into another Cash Account of the Customer, and is authorized to enter into with Customer any foreign exchange transactions needed to facilitate the payment, as contemplated by Section 2.15 of this Agreement.
(e) J.P. Morgan’s obligation to open Accounts pursuant to Section 2.1(a) is conditional upon J.P. Morgan receiving such of the following documents as J.P. Morgan may require, in each case in form and substance reasonably satisfactory to J.P. Morgan:
(i) a certified copy of the Customer's constitutional documents as in force at the time of receipt;
(ii) evidence reasonably satisfactory to J.P. Morgan of the due authorization and execution of this Agreement by the Customer (which, by way of example, may be a certified copy of a resolution of the Customer's board of directors or equivalent governing body, substantially in the form set out in Schedule 4);
(iii) a fund manager mandate, completed by the fund manager designated by the Customer (which, by way of example, may be in the form set out in Schedule 2, completed by the fund manager designated in Schedule 3);
(iv) information about the Customer’s financial status, such as its audited and unaudited financial statements; and

(v) in the case of any Account opened in a name other than that of the Customer, documentation with respect to that name similar to that set forth in the foregoing sub-sections (i) – (iv).
2.2 Cash Account
(a) Any amount standing to the credit of the Cash Account will be either:
(i) deposited during the period it is credited to the Accounts in one or more deposit accounts at J.P. Morgan’s head office or at one of its non-U.S. branch offices and will constitute a debt owing to the Customer by J.P. Morgan as banker, provided that (A) any cash so deposited with a non-U.S. branch office will be payable exclusively by that branch office in the applicable currency, subject to compliance with Applicable Law, including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency [and (B) from time to time, J.P. Morgan may, in its discretion, pay interest on any such deposit account at a rate to be determined by J.P. Morgan (or charge interest if, at the time, prevailing interest rate in the relevant market for similar deposits in the same currency is negative); or
(ii) placed by J.P. Morgan with a bank or other financial institution in the country in which the applicable currency is issued, in which case the deposit will constitute a debt owing to the Customer by that bank or other financial institution and not J.P. Morgan, payable exclusively in the applicable currency at that bank or financial institution.
(b) Any amounts credited by J.P. Morgan to the Cash Account on the basis of a notice or an interim credit from a third party, may be reversed if J.P. Morgan does not receive final payment in a timely manner. J.P. Morgan will notify the Customer promptly of any such reversal.
2.3 Segregation of Assets; Nominee Name
(a) J.P. Morgan will identify in its books that Financial Assets credited to the Customer’s Securities Account belong to the Customer (except as may be otherwise agreed by J.P. Morgan and the Customer).
(b) To the extent permitted by Applicable Law or market practice, J.P. Morgan will require each Subcustodian to identify in its own books that Financial Assets held at such Subcustodian by J.P. Morgan on behalf of its customers belong to customers of J.P. Morgan, such that it is readily apparent that the Financial Assets do not belong to J.P. Morgan or the Subcustodian.
(c) J.P. Morgan is authorized, in its discretion,
(i) to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to J.P. Morgan or its Subcustodian in bearer form;
(ii) to hold Financial Assets in or deposit Financial Assets with any Securities Depository;
(iii) to hold Financial Assets in omnibus accounts on a fungible basis and to accept delivery of Financial Assets of the same class and denomination as those deposited by the Customer with J.P. Morgan or its Subcustodian;
(iv) to register in the name of the Customer, J.P. Morgan, a Subcustodian, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form; and
(v) to decline to accept any asset or property which it deems to be unsuitable or inconsistent with its custodial operations.
2.4 Settlement of Transactions
Subject to Article 3 and Section 4.2 of this Agreement, J.P. Morgan will act in accordance with Instructions with respect to settlement of transactions.  Settlement of transactions will be conducted in accordance with prevailing standards of the market in which the transaction occurs.  Without limiting the generality of the foregoing, the Customer authorizes J.P. Morgan to deliver Financial Assets or payment in accordance with applicable market practice in advance of receipt or settlement of consideration expected in connection with such delivery or payment, and the Customer acknowledges and agrees that such action alone will not of itself constitute gross negligence, fraud, or willful misconduct of J.P. Morgan, and the risk of loss arising from any such action will be borne by the Customer.  In the case of the failure of the Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, J.P. Morgan will notify the Customer of such failure.  If the Customer’s counterparty continues to fail to deliver the expected consideration, J.P. Morgan will provide information reasonably requested by the Customer that J.P. Morgan has in its possession to allow the Customer to enforce rights that the Customer has against the Customer’s counterparty, but neither J.P. Morgan nor its Subcustodians will be obliged to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.
2.5 Contractual Settlement Date Accounting
(a) J.P. Morgan will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement for those Financial Assets and transactions as to which J.P. Morgan customarily offers contractual settlement date accounting.  J.P. Morgan reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

(i) Sales: On the settlement date for a sale, J.P. Morgan will credit the Cash Account with the proceeds of the sale and post the Securities Account as pending delivery of the relevant Financial Assets.
(ii) Purchases: On the settlement date for a purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), J.P. Morgan will debit the Cash Account for the settlement amount. J.P. Morgan will then, in its sole discretion, post the Securities Account as awaiting receipt of the expected Financial Assets. The Customer will not be entitled to the delivery of Financial Assets until J.P. Morgan or a Subcustodian actually receives them.
Upon request, J.P. Morgan shall provide the Customer with a list of those markets for which it provides contractual settlement date accounting.  J.P. Morgan may add markets to or remove markets from this list without notice to Customer.
(b) J.P. Morgan may reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction’s actual settlement upon notice to the Customer in cases where J.P. Morgan reasonably believes that the transaction will not settle in the ordinary course within a reasonable time.  The Customer will be responsible for any Liabilities resulting from such reversal.  The Customer acknowledges that the procedures described in Section 2.5 are of an administrative nature, and J.P. Morgan does not undertake to make loans of cash and/or Financial Assets available to the Customer.
2.6 Actual Settlement Date Accounting
With respect to settlement of any transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, J.P. Morgan will post such transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and settled by J.P. Morgan.
2.7 Income Collection
(a) Income on Financial Assets (net of any taxes withheld by J.P. Morgan or any third party) will be credited only after actual receipt and reconciliation.
(b) J.P. Morgan will use reasonable efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds, but neither J.P. Morgan nor its Subcustodians will be obliged to file any formal notice of default, institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.
2.8 Miscellaneous Administrative Duties
(a) Until J.P. Morgan receives Instructions to the contrary, J.P. Morgan will:
(i) present all Financial Assets for which J.P. Morgan has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;
(ii) execute in the name of the Customer such certificates as may be required to obtain payment in respect of Financial Assets; and
(iii) exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.
(b) In the event that, as a result of holding Financial Assets in an omnibus account, the Customer receives fractional interests in Financial Assets arising out of a Corporate Action or class action litigation, J.P. Morgan will credit the Customer with the amount of cash the Customer would have received, as reasonably determined by J.P. Morgan, had the Financial Assets not been held in an omnibus account, and the Customer shall relinquish to J.P. Morgan its interest in such fractional interests.
(c) If some, but not all, of an outstanding class of Financial Assets is called for redemption, J.P. Morgan may allot the amount redeemed among the respective beneficial holders of such a class of Financial Assets on a pro rata basis or in a similar manner J.P. Morgan deems fair and equitable.
(d) J.P. Morgan reserves the right to reverse any transactions that are credited to the Accounts due to mis-postings and other similar actions.
2.9 Corporate Actions
(a) J.P. Morgan will act in accordance with local market practice to obtain information concerning Corporate Actions that is publicly available in the local market.  J.P. Morgan also will review information obtained from sources to which J.P. Morgan subscribes for information concerning such Corporate Actions.  J.P. Morgan will promptly provide that information (or summaries that reflect the material points concerning the applicable Corporate Action) to the Customer or its Authorized Person.
(b) J.P. Morgan will act in accordance with the Customer’s Instructions in relation to such Corporate Actions.  If the Customer fails to provide J.P. Morgan with timely Instructions with respect to any Corporate Action, neither J.P. Morgan nor its Subcustodians or their respective nominees will take any action in relation to that Corporate Action.
2.10 Class Action Litigation
Any notices received by J.P. Morgan’s corporate actions department about U.S. settled securities class action litigation that requires action by affected owners of the underlying Financial Assets will be promptly notified to the Customer if J.P. Morgan, using reasonable care and diligence in the circumstances, identifies that the Customer was a shareholder and held the relevant Financial Assets in custody with J.P. Morgan at the relevant time.  J.P. Morgan will not make filings in the name of the Customer in respect to such notifications.

2.11 Proxies
(a) J.P. Morgan will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify the Customer of such information and, subject to Section 2.11(c), act in accordance with the Customer’s Instructions in relation to such meetings (the “Proxy Voting Service”).
(b) The Proxy Voting Service is available only in certain markets, details of which are available from J.P. Morgan on request.  Provision of the Proxy Voting Service is conditional upon receipt by J.P. Morgan of a duly completed enrollment form as well as all documentation that may be required for certain markets.
(c) The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by J.P. Morgan on a case by case basis.
(d) The Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances.  These circumstances include, but are not limited to:
(i) the Financial Assets being on loan or out for registration;
(ii) the pendency of conversion or another corporate action;
(iii) the Financial Assets being held in a margin or collateral account at J.P. Morgan or another bank or broker, or otherwise in a manner which affects voting;
(iv) local market regulations or practices, or restrictions by the issuer; and
(v) J.P. Morgan being required to vote all shares held for a particular issue for all of J.P. Morgan’s customers on a net basis (i.e., a net yes or no vote based on voting instructions received from all its customers). Where this is the case, J.P. Morgan will notify the Customer.
2.12 Statements of Account
(a) J.P. Morgan will provide the Customer with electronic access to Account information (the “Information”) that will enable the Customer to generate or receive reports and statements of account for each Account and to identify Account Assets as well as Account transactions.  The Customer will review the Information and give J.P. Morgan written notice of (i) any suspected error or omission or (ii) the Customer’s inability to access any such Information.  The Customer will provide J.P. Morgan such notice within a reasonable time after (x) the Information is made available to the Customer or (y) the Customer discovers that it is unable to access the Information, as the case may be.
(b) The Customer acknowledges that information available to it electronically with respect to transactions posted after the close of the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes.  J.P. Morgan will not be liable for any loss or damage arising out of any such information accessed electronically that is subsequently updated or corrected by the close of business on the first business day after the original transaction was posted.
2.13 Access to J.P. Morgan's Records
(a) J.P. Morgan will, upon reasonable written notice, allow the Customer’s auditors and independent public accountants such reasonable access to the records of J.P. Morgan relating to the Accounts as may be required in connection with their examination of books and records pertaining to the Customer’s affairs.  Subject to restrictions under the relevant local law, J.P. Morgan shall direct any Subcustodian to permit the Customer’s auditors and independent public accountants, reasonable access to the records of any Subcustodian of Financial Assets held in the Securities Account as may be required in connection with such examination.
(b) J.P. Morgan will, upon reasonable written notice, allow the Customer reasonable access during normal working hours to the records of J.P. Morgan relating to the Accounts.  J.P. Morgan may impose reasonable restrictions on the number of individuals allowed access, the frequency and length of such access, and the scope of the records made available.  The Customer shall reimburse J.P. Morgan for the reasonable cost of copying, collating and researching archived information.
2.14 Maintenance of Financial Assets at Subcustodian Locations
(a) Unless Instructions require another location acceptable to J.P. Morgan, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired, or where such Financial Assets are located.  J.P. Morgan reserves the right to refuse to accept delivery of Financial Assets in countries and jurisdictions other than those referred to in Schedule 1 to this Agreement, as in effect from time to time.  J.P. Morgan may modify Schedule 1 to this Agreement upon notice to the Customer.

(b) J.P. Morgan reserves the right to restrict the services it provides in certain markets that are deemed by J.P. Morgan to be restricted markets from time to time.  A current list of these markets, and a summary of the related restrictions, is set forth on Schedule 5.  J.P. Morgan may update Schedule 5 from time to time upon notice to the Customer.
2.15 Foreign Exchange Transactions
To facilitate the administration of the Customer’s trading and investment activity, J.P. Morgan may, but will not be obliged to, enter into spot or forward foreign exchange contracts with the Customer, or an Authorized Person, and may also provide foreign exchange contracts and facilities through J.P. Morgan’s Affiliates or Subcustodians.  Instructions, including standing Instructions, may be issued with respect to such contracts and facilities, but J.P. Morgan may establish rules or limitations concerning any foreign exchange contract or facility made available.  In all cases where J.P. Morgan or its Affiliates or Subcustodians enter into foreign exchange contracts or facilities with the Customer, J.P. Morgan will not be executing or otherwise placing any foreign exchange transaction as the Customer’s agent, and such transactions will be governed by the terms and conditions of such foreign exchange contracts or facilities (as the case may be).  Such foreign exchange contracts and facilities shall not be deemed as part of the custodial, settlement or associated services under this Agreement.  With respect to the Customer’s foreign exchange contracts or facilities with J.P. Morgan, J.P. Morgan will be acting as the Customer’s principal counterparty on such foreign exchange contracts or facilities (as the case may be).
2.16 Notifications
If the Customer has agreed to access information concerning the Accounts through J.P. Morgan’s website, J.P. Morgan may make any notifications required under this Agreement, other than notifications pursuant to Article 9 of this Agreement, by posting it on J.P. Morgan’s website.
3. INSTRUCTIONS
3.1 Acting on Instructions; Method of Instruction and Unclear Instructions
(a) The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry.  The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction.
(b) To the extent possible, instructions to J.P. Morgan shall be sent via electronic instruction or trade information system acceptable to J.P. Morgan or via facsimile transmission.  Where reasonably practicable, the Customer will use automated and electronic methods of sending instructions.
(c) J.P. Morgan shall promptly notify an Authorized Person if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it.  J.P. Morgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks any such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification satisfactory to it.
3.2 Verification and Security Procedures
(a) J.P. Morgan and the Customer shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.
(b) Either party may record any of their telephone communications.
3.3 Instructions; Contrary to Law/Market Practice
J.P. Morgan need not act upon Instructions that it reasonably believes are contrary to law, regulation or market practice.  J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.  In the event that J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify the Customer where reasonably practicable.
3.4 Cut-Off Times
J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to the Customer.  If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested only if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after the day on which the Instruction was received.
3.5 Electronic Access
Access by the Customer to certain applications or products of J.P. Morgan via J.P. Morgan’s website or otherwise shall be governed by this Agreement and the terms and conditions set forth in Annex A to this Agreement.

4. FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN
4.1 Fees and Expenses
The Customer will pay J.P. Morgan for its services under this Agreement such fees as may be agreed upon in writing from time to time, together with J.P. Morgan’s reasonable out‑of‑pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents. Any annual fee payable by Customer, and any transaction charges incurred by it, shall be paid monthly by automatic deduction from funds available therefor in the Account or, if there are no such funds, upon presentation of an invoice therefor.  The annual fee shall be calculated on the basis of the total market value of the assets in the Account on the last business day of the month for which such fee is charged.  Out-of-pocket expenses incurred by J.P. Morgan in the performance of its services hereunder, any and all taxes (including any interest and penalties with respect thereto) which may be levied or assessed under present or future laws upon or in respect of the Account or income thereof, and all other proper charges and disbursements of the Account, shall be charged to the Account by J.P. Morgan and paid in the same manner as the annual fee referred to in this Section 4.1  Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.  Unless expressly specified in this Agreement, fees and expenses hereunder excludes any price or cost that J.P. Morgan may charge a the Customer’s counterparty in the event J.P. Morgan enters into a principal transaction with the Customer.
4.2 Overdrafts
If a debit to any currency in the Cash Account results or would result in a debit balance in such currency, then J.P. Morgan may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing, or would cause, such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting.  If J.P. Morgan elects to make such an advance, the advance will be deemed a loan to the Customer, payable on demand, bearing interest at the applicable rate charged by J.P. Morgan from time to time for such overdrafts, from the date of such advance to the date of payment (including after the date any judgment may be entered against the Customer with respect to any overdraft) and otherwise on the terms on which J.P. Morgan makes similar overdrafts available from time to time.  No prior action or course of dealing on J.P. Morgan’s part with respect to the settlement of transactions on the Customer’s behalf will be asserted by the Customer against J.P. Morgan for J.P. Morgan’s refusal to make advances to the Cash Account or to settle any transaction for which the Customer does not have sufficient available funds in the applicable currency in the Account.  The Customer shall be deemed to be in default with respect to any such advance upon the occurrence of any event of the type specified in section 365(e)(1) of the U.S. Bankruptcy Code, as amended from time to time.
4.3 J.P. Morgan’s Right Over Securities; Set-off
(a) Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan and J.P. Morgan’s Affiliates shall have, and the Customer grants to J.P. Morgan and J.P. Morgan’s Affiliates a first-priority, perfected and continuing security interest in and a lien on the Account and all Account Assets as security for any and all Liabilities of the Customer to J.P. Morgan and any of J.P. Morgan’s Affiliates, and J.P. Morgan shall be entitled without notice to the Customer, to withhold delivery of such Account Assets, sell or otherwise realize any of such Account Assets and to apply the proceeds and any other monies credited to the Cash Account in satisfaction of such Liabilities.  For this purpose, J.P. Morgan may make such currency conversions as may be necessary at its then current rates for the sale and purchase of the relevant currencies.
(b) Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan may set off against any Liabilities of the Customer owed to J.P. Morgan or any of .P. Morgan’s Affiliates, any amount in any currency (i) standing to the credit of any of the Customer’s accounts (whether deposit or otherwise) with any J.P. Morgan branch or office or with any Affiliate of J.P. Morgan or (ii) owed to the Customer by any J.P. Morgan branch or office or by any Affiliate of J.P. Morgan.  For this purpose, J.P. Morgan shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.
(c) J.P. Morgan shall, without any further consent from the Customer, promptly and fully comply with any order or instruction of J.P. Morgan Securities LLC or any Affiliate of J.P. Morgan to which the Customer has granted a security interest in any part of the Account Assets (each a “JPM Secured Party”).  The Customer acknowledges that the security interest of each other JPM Secured Party in the Account Assets is subordinate to the security interests of J.P. Morgan in the Account Assets and that J.P. Morgan shall not be obligated to comply with any such order or instruction if and to the extent that any such Security or other property credited to the Account is required as collateral for any outstanding advance or other obligation under this Agreement or any loan or other agreement between J.P. Morgan and the Customer.

5. SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS
5.1 Appointment of Subcustodians; Use of Securities Depositories
(a) J.P. Morgan is authorized under this Agreement to act through and hold the Customer's Financial Assets with Subcustodians.  J.P. Morgan will use reasonable care in the selection of any Subcustodian and will be responsible to you for satisfying itself as to the ongoing suitability of such Subcusotidan to provide custodial services, will maintain an appropriate level of supervision over such Subcustodian and will make appropriate inquiries periodically to confirm that the obligations of such Subcustodian continue to be competently discharged.  In addition, J.P. Morgan and each Subcustodian may deposit Financial Assets with, and hold Financial Assets in, any Securities Depository on such terms as such Securities Depository customarily operates, and the Customer will provide J.P. Morgan with such documentation or acknowledgements that J.P. Morgan may require to hold the Financial Assets in such Securities Depository.  On the basis of such terms, a Securities Depository may have a security interest or lien over, or right of set-off in relation to, the Financial Assets.
(b) Any agreement J.P. Morgan enters into with a Subcustodian for holding J.P. Morgan’s customers' assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration, unless required otherwise by Applicable Law in the relevant market. J.P. Morgan shall be responsible for all claims for payment of fees for safe custody or administration so that no Subcustodian exercises any claim for such payment against the Customer’s assets. Where a Subcustodian deposits Financial Assets with a Securities Depository, J.P. Morgan will direct the Subcustodian to identify on its records that the Financial Assets deposited by the Subcustodian at such Securities Depository belong to J.P. Morgan, as agent of the Customer.  This Section 5.1(b) will not apply to the extent of any special agreement or arrangement made by the Customer with any particular Subcustodian.
(c) J.P. Morgan is not responsible for the selection or monitoring of any Securities Depository and will not be liable for any act or omission by (or the insolvency of) any Securities Depository.  In the event the Customer incurs a loss due to the gross negligence, willful default, or insolvency of a Securities Depository, J.P. Morgan will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but J.P. Morgan will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.
5.2 Liability for Subcustodians
(a) J.P. Morgan will not be liable for direct losses incurred by the Customer that result from the insolvency, acts or omissions of any Subcustodian appointed by it that is not an Affiliated Subcustodian Bank, provided that J.P. Morgan has complied with its undertakings in Section 5.1(a).
(ii) J.P. Morgan will be liable for direct losses incurred by the Customer that result from the insolvency of any Affiliated Subcustodian Bank.
(b) J.P. Morgan reserves the right to add, replace or remove Subcustodians.  J.P. Morgan will give prompt notice of any such action, which will be advance notice if practicable.  Upon request by the Customer, J.P. Morgan will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.
6. ADDITIONAL PROVISIONS
6.1 Representations of the Customer and J.P. Morgan
(a) The Customer represents, warrants and covenants that (i) it has full authority and power, and has obtained all necessary authorizations and consents (including from the Customer’s underlying clients, if applicable), to deposit and control the Account Assets in the Accounts, to use J.P. Morgan as its custodian in accordance with the terms of this Agreement, to incur overdraft, to grant a lien over Account Assets as contemplated by Section 4.3, and to enter into foreign exchange transactions; (ii) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan; (iv) it is a resident of the United States and shall notify J.P. Morgan of any changes in residency; (v) the Financial Assets and cash deposited in the Accounts (other than those assets (A) pledged to a Counterparty pursuant to Section 2.1(c) or (B) held in Accounts established pursuant to certain account control agreements among the Customer, J.P. Morgan and secured party named therein) ((A) and (B) collectively referred to herein as (“Control Account Assets”)), are not subject to any encumbrance or security interest whatsoever and the Customer undertakes that, so long as Liabilities of the Customer under or in connection with this Agreement are outstanding, it will not create or permit to subsist any encumbrance or security interest over the Account Assets (other than Control Account Assets); (vi) no delivery of Account Assets by the Customer to J.P. Morgan and no Instruction by the Customer with respect to such Account Assets will contravene Applicable Law; and (vii) none of the Financial Assets and cash to be held under this Agreement are “plan assets” as defined in Section 3(42)  of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder except as otherwise expressly notified to J.P. Morgan.

J.P. Morgan may rely upon the certification of such other facts as may be required to administer J.P. Morgan’s obligations under this Agreement and the Customer shall indemnify J.P. Morgan against all losses, liability, claims or demands arising directly or indirectly from any such certifications.
(b) J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.
6.2 The Customer is Liable to J.P. Morgan Even if it is Acting for Another Person
If the Customer is acting as an agent or for another person as envisaged in Section 2.1(a) in respect of any transaction, cash or Financial Asset, J.P. Morgan nevertheless will treat the Customer as its principal for all purposes under this Agreement.  In this regard, the Customer will be liable to J.P. Morgan as a principal in respect of any transactions relating to the Account.  The foregoing will not affect any rights J.P. Morgan might have against the Customer’s principal or the other person envisaged by Section 2.1(a).
6.3 J.P. Morgan Not Required to Make Payments on Behalf of Customer
J.P. Morgan shall not be required to make any payments on behalf of the Customer to the Customer’s equity holders, members, managers, partners, shareholders or beneficiaries, as applicable, and J.P. Morgan’s sole obligation with respect to the payment of distributions and other amounts to Customer’s equity holders, members, managers, partners, shareholders, or beneficiaries, as applicable, shall be, upon Instructions from the Customer, to transfer, from funds available in a Cash Account for such purpose, to such bank (other than J.P. Morgan) as Customer may designate in such instructions the aggregate amount of such distributions or other amounts specified in such Instructions.
6.4 Special Settlement Services
J.P. Morgan may, but shall not be obliged to, make available to the Customer from time to time special settlement services (including continuous linked settlement) for transactions involving Financial Assets, cash, foreign exchange, and other instruments or contracts.  The Customer shall comply, and shall cause its Authorized Persons to comply, with the requirements of any external settlement agency through which such settlements may be processed, including, without limitation, its rules and by-laws, where applicable.
7. WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER
7.1 Standard of Care; Liability
(a) J.P. Morgan will use reasonable care in performing its obligations under this Agreement.  J.P. Morgan will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.
(b) J.P. Morgan will only be liable for the Customer’s direct losses and only to the extent they result from J.P. Morgan’s fraud, gross negligence or willful misconduct in performing its duties as set out in this Agreement and to the extent provided in Section 5.2(a).  Nevertheless, under no circumstances will J.P. Morgan be liable for (i) any loss of profits (whether direct or indirect) or (ii) any indirect, incidental, consequential or special damages of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, J.P. Morgan’s performance or non-performance under this Agreement or J.P. Morgan’s role as custodian or banker.
(c) The Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of (i) J.P. Morgan’s performance under this Agreement, provided the J.P. Morgan Indemnitee has not acted with gross negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any J.P. Morgan Indemnitee’s status as a holder of record of the Customer’s Financial Assets.  Nevertheless, the Customer will not be obligated to indemnify any J.P. Morgan Indemnitee under the preceding sentence with respect to any Liability for which J.P. Morgan is liable under Section 5.2(a) of this Agreement.

(d) The Customer agrees that J.P. Morgan provides no service in relation to, and therefore has no duty or responsibility to: (i) question Instructions or make any suggestions to the Customer or an Authorized Person regarding such Instructions; (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets; (iii) advise the Customer or an Authorized Person regarding any default in the payment of principal or income on any Financial Asset other than as provided in Section 2.7(b) of this Agreement; and (iv) evaluate or report to the Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which J.P. Morgan is instructed to deliver Financial Assets or cash.  J.P. Morgan is not responsible or liable in any way for the genuineness or validity of any Security or instrument received, delivered or held by J.P. Morgan in physical form that appears to be genuine and valid.
7.2 Force Majeure
J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global custody business that it determines from time to time meet reasonable commercial standards.  J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that the Customer may suffer or incur, caused by an act of God, fire, flood, epidemics, earthquakes or other disasters, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), nationalization, expropriation, legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s gross negligence in maintaining the equipment or software), currency re-denominations,  currency restrictions, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain (or interruption of) external communications facilities, power failures or any other cause beyond the reasonable control of J.P. Morgan (including, without limitation, the non-availability of appropriate foreign exchange).
7.3 J.P. Morgan May Consult With Counsel
J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors (which may be the professional advisors of the Customer) in relation to matters of law, regulation or market practice, and will not be liable to the Customer under this Agreement for any action taken or omitted pursuant to such advice.
7.4 J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result
The Customer hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that: (a) J.P. Morgan or any of its divisions, branches or Affiliates may have a material interest in transactions entered into by the Customer with respect to the Account or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or its Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of the activities listed herein and (b) J.P. Morgan or any of its divisions, branches or Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of the Customer.  J.P. Morgan is not under any duty to disclose any such information.
7.5 Assets Held Outside J.P. Morgan’s Control
J.P. Morgan will not be obliged to (a) hold any Financial Assets or cash with any person not agreed to by J.P. Morgan or (b) register or record Financial Assets in the name of any person not agreed to by J.P. Morgan.  Furthermore, J.P. Morgan will not be obliged to register or record on J.P. Morgan’s records Financial Assets held outside of J.P. Morgan’s control.  If, however, the Customer makes any such request and J.P. Morgan agrees to the request, the consequences of doing so will be at the Customer’s own risk.  J.P. Morgan shall not be liable for any losses incurred as a result and may be precluded from providing some of the services referred to in this Agreement (for example, and without limitation, income collection, proxy voting, class action litigation and Corporate Action notification and processing).
7.6 Ancillary Services
J.P. Morgan and its Subcustodians may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, tax services and class action litigation and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of Securities.  Although J.P. Morgan will use reasonable care (and cause its Subcustodians to use reasonable care) in the selection and retention of such third party providers and local agents, it will not be responsible for any errors or omissions made by them in providing the relevant information or services.

7.7 Service Locations
J.P. Morgan maintains various operational/service centers and locations in the United States and other jurisdictions.  The services provided under this Agreement may be provided from one or more such locations.  J.P. Morgan may change the operational/service centers and locations as it deems necessary or appropriate for its business concerns.
8. TAXATION
8.1 Tax Obligations
(a) The Customer will pay or reimburse J.P. Morgan, and confirms that J.P. Morgan is authorized to deduct from any cash received or credited to the Cash Account, any taxes or levies required by any revenue or governmental authority for whatever reason in respect of the Customer’s Accounts.
(b) The Customer will provide to J.P. Morgan such certifications, declarations, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information.  The Customer undertakes to notify J.P. Morgan immediately if any information requires updating or correcting.  J.P. Morgan provides no service of controlling or monitoring, and therefore has no duty in respect of, or liability for any taxes, penalties, interest or additions to tax, whether payable or paid, that result from (i) the inaccurate completion of documents by the Customer or any third party; (ii) the provision to J.P. Morgan or a third party of inaccurate or misleading information by the Customer or any third party; (iii) the withholding of material information by the Customer or any third party; or (iv) any delay by any revenue authority or any other cause beyond J.P. Morgan’s control.
(c) If J.P. Morgan does not receive appropriate certifications, documentation and information then, as and when appropriate and required, tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, withholding under the United States Foreign Account Tax Compliance Act, United States non-resident alien tax and/or backup withholding tax, as applicable).
(d) The Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account provided, however, that J.P. Morgan will be responsible for any penalty or additions to tax due solely as a result of J.P. Morgan’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.
9. TERMINATION
9.1 Termination
(a) The initial term of this Agreement shall be for a period of three (3) years following the date on which J.P. Morgan commenced providing services under the Agreement.  Following the initial term, the Customer may terminate this Agreement by giving not less than sixty (60) days’ prior written notice to J.P. Morgan and J.P. Morgan may terminate this Agreement on one hundred and eighty (180) days’ prior written notice to the Customer.  Notwithstanding the foregoing, if the Institutional Account Agreement, dated [_________], among J.P. Morgan Securities LLC, certain affiliates thereof, and the Customer is terminated, J.P. Morgan shall have the right to terminate this Agreement on the date such Institutional Account Agreement terminates.
(b) Notwithstanding Section 9.1(a):
(i) Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days of that party being given written notice of the material breach;
(ii) Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management, being subject to an involuntary order for the transfer of all or part of its business by a statutory authority, having any of its issued shares suspended from trading on any exchange on which they are listed (if applicable) or being the subject of a similar measure;
(iii) J.P. Morgan may terminate this Agreement by giving not less than sixty (60) days’ prior written notice to the Customer in the event that J.P. Morgan reasonably determines that the Customer has ceased to satisfy J.P. Morgan’s customary credit requirements and/or reputational or regulatory concerns; and
(iv) The Customer may terminate this Agreement at any time during the initial term by giving not less than sixty (60) days’ prior written notice to J.P. Morgan upon payment of a termination fee.  The termination fee will be an amount equal to six (6) times the average monthly fees paid during the six (6) month period prior to the Customer’s notice of termination, or since the date on which J.P. Morgan commenced providing services under this Agreement if that period is less than six (6) months.

9.2 Exit Procedure
The Customer will provide J.P. Morgan full details of the persons to whom J.P. Morgan must deliver Financial Assets and/or cash within a reasonable period before the effective time of termination of this Agreement.  If the Customer fails to provide such details in a timely manner, J.P. Morgan shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Financial Assets and/or cash to a successor custodian, but J.P. Morgan may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that J.P. Morgan is unwilling to assume any related credit risk.   J.P. Morgan will in any event be entitled to deduct any amounts owing to it from the Cash Account prior to delivery of the Financial Assets and cash.  In the event that insufficient funds are available in the Cash Account, the Customer agrees that J.P. Morgan may, in such manner and at such time or times as J.P. Morgan in its sole discretion sees fit, liquidate any Financial Assets that J.P. Morgan in its sole discretion may select, in the Securities Account in order to deduct such amount from the proceeds.  The Customer will reimburse J.P. Morgan promptly for all out-of-pocket expenses it incurs in delivering Financial Assets and/or cash upon termination.  Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.
9.3 Inactive Securities Accounts
J.P. Morgan reserves the right to charge a reasonable account maintenance fee for any inactive Securities Account in respect of which J.P. Morgan has not received any Instructions for at least one (1) year.  The Customer shall be notified by J.P. Morgan of such fee at its address last known to J.P. Morgan, and J.P. Morgan may automatically deduct such fee from the Cash Account.  In the event that insufficient funds are available in the Cash Account, the Customer agrees that J.P. Morgan may, in its sole discretion, liquidate any Financial Assets from the Securities Account in such manner and at such time or times as J.P. Morgan deems appropriate in order to deduct the amount of the maintenance fee from the proceeds.
10. MISCELLANEOUS
10.1 Notices
Notices pursuant to Article 9 of this Agreement shall be sent or served by registered mail, nationally recognized delivery services, courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless at least two (2) days’ prior written notice of a new address is given to the other party.
10.2 Successors and Assigns
This Agreement will be binding on each of the parties’ successors and assigns.  The parties agree that neither party can assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; except that J.P. Morgan may assign this Agreement without the Customer’s consent (a) to any J.P. Morgan Affiliate or subsidiary of J.P. Morgan or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s custody business.
10.3 Entire Agreement
This Agreement, including any Schedules, Exhibits, Annexes and Riders (and any separate agreement which J.P. Morgan and the Customer may enter into with respect to any Cash Account), sets out the entire agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement or representation relating to custody, whether oral or written.  To the extent inconsistent with this Agreement, J.P. Morgan’s electronic access terms and conditions shall not apply to matters arising under this Agreement.  Amendments must be in writing and, except where this Agreement provides for amendments by notice from J.P. Morgan, signed by both parties.
10.4 Information Concerning Deposits at J.P. Morgan’s Non-US Branch
(a) Under U.S. federal law, deposit accounts that the Customer maintains in J.P. Morgan’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation.  In the event of J.P. Morgan’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks.
(b) To the extent any amount standing to the credit of the Cash Account is deposited in one or more deposit accounts at J.P. Morgan London Branch, please note that J.P. Morgan London Branch is a participant in the UK Financial Services Compensation Scheme (the "FSCS").  The terms of the FSCS offer protection in connection with deposits to certain types of claimants to whom J.P. Morgan London Branch provides services in the event that they suffer a financial loss as a direct consequence of J.P. Morgan London Branch being unable to meet any of its obligations and, subject to the FSCS rules regarding eligible deposits, the Customer may have a right to claim compensation from the FSCS.  Subject to the FSCS rules, the maximum compensation payable by the FSCS, as at the date of this Agreement, in relation to eligible deposits is £75,000 (or £85,000, until December 31, 2015, for depositors whose deposits were already eligible for protection under the FSCS rules before July 3, 2015). For the purposes of establishing such maximum compensation, all the Customer’s eligible deposits at J.P. Morgan London Branch are aggregated and the total is subject to such maximum compensation.

(c) For further information about the compensation provided by the FSCS, refer to the FSCS website at www.FSCS.org.uk. Further information is also available online at www.jpmorgan.com/pages/deposit-guarantee-scheme-directive.
10.5 Insurance
The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer.  J.P. Morgan will, however, provide summary information regarding its own general insurance coverage to the Customer upon written request.
10.6 Security Holding Disclosure
With respect to Securities and Exchange Commission Rule 14b-2 under the U.S Shareholder Communications Act regarding disclosure of beneficial owners to issuers of Securities, J.P. Morgan is instructed not to disclose the name, address or Securities positions of the Customer in response to shareholder communications requests regarding the Account.
10.7 USA PATRIOT Act Disclosure
(a) Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Customer’s identity including, without limitation, the Customer’s name, address and organizational documents (“identifying information”).  The Customer may also be asked to provide information about its financial status such as its current audited and unaudited financial statements.  The Customer agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such identifying and financial information required as a condition of opening an account with or using any service provided by J.P. Morgan.
(b) The Customer hereby acknowledges that J.P. Morgan is obliged to comply with AML/Sanctions Requirements and that J.P. Morgan shall not be liable for any action it or any J.P. Morgan Affiliate reasonably takes to comply with any AML/Sanctions Requirement, including identifying and reporting suspicious transactions, rejecting transactions, and blocking or freezing funds, Financial Assets, or other assets.  The Customer shall cooperate with J.P. Morgan’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements, including with regard to any Beneficial Owners (as defined below).  In addition, the Customer agrees that (i) J.P. Morgan may defer acting upon an instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements and (ii) Customer’s utilization of Accounts as omnibus accounts to hold assets of Beneficial Owners is subject to J.P. Morgan’s discretion.  Furthermore, J.P. Morgan shall not be obliged to hold any “penny stock” (or other Financial Asset raising special anti-money laundering concerns) in any Account in which a Beneficial Owner has an interest, or to settle any transaction in which a Beneficial Owner has an interest, that relates to any “penny stock” or any such other Financial Asset.  For the purposes of this section, “Beneficial Owner” means any person, other than the Customer, who has a direct or indirect beneficial ownership interest in any assets held in any of the relevant Account.
10.8 GOVERNING LAW AND JURISDICTION
THIS AGREEMENT WILL BE CONSTRUED, REGULATED, AND ADMINISTERED UNDER THE LAWS OF THE UNITED STATES OR STATE OF NEW YORK, AS APPLICABLE, WITHOUT REGARD TO NEW YORK’S PRINCIPLES REGARDING CONFLICT OF LAWS, EXCEPT THAT THE FOREGOING SHALL NOT REDUCE ANY STATUTORY RIGHT TO CHOOSE NEW YORK LAW OR FORUM.  THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WILL HAVE THE SOLE AND EXCLUSIVE JURISDICTION OVER ANY LAWSUIT OR OTHER JUDICIAL PROCEEDING RELATING TO OR ARISING FROM THIS AGREEMENT.  IF THAT COURT LACKS FEDERAL SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY WILL HAVE SOLE AND EXCLUSIVE JURISDICTION.  EITHER OF THESE COURTS WILL HAVE PROPER VENUE FOR ANY SUCH LAWSUIT OR JUDICIAL PROCEEDING, AND THE PARTIES WAIVE ANY OBJECTION TO VENUE OR THEIR CONVENIENCE AS A FORUM.  THE PARTIES AGREE TO SUBMIT TO THE JURISDICTION OF ANY OF THE COURTS SPECIFIED AND TO ACCEPT SERVICE OF PROCESS TO VEST PERSONAL JURISDICTION OVER THEM IN ANY OF THESE COURTS.  THE PARTIES FURTHER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO STATUTORY PREJUDGMENT INTEREST AND A TRIAL BY JURY WITH RESPECT TO ANY SUCH LAWSUIT OR JUDICIAL PROCEEDING ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. TO THE EXTENT THAT IN ANY JURISDICTION THE CUSTOMER MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, THE CUSTOMER SHALL NOT CLAIM, AND IT HEREBY IRREVOCABLY WAIVES, SUCH IMMUNITY.

10.9 Severability; Waiver; and Survival
(a) If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.
(b) Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.  No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.
(c) The parties’ rights, protections, and remedies under this Agreement, including, without limitation, Section 4.3, shall survive its termination.
10.10          Confidentiality
(a) Subject to Section 10.10(b) J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s business, or with the consent of the Customer.
(b) The Customer authorizes J.P. Morgan to disclose Confidential Information to:
(i) any Subcustodian, subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that J.P. Morgan believes is reasonably required in connection with J.P. Morgan’s provision of relevant services under this Agreement;
(ii) its professional advisors, auditors or public accountants;
(iii)             its branches and J.P. Morgan Affiliates and branches; and
(iv) any revenue authority or any governmental entity in relation to the processing of any tax relief claim.
(c) Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions, including, without limitation, any commercial terms, of this Agreement in confidence.
10.11        Pricing
In providing Customer with an estimated price or indicative valuation, J.P. Morgan is not undertaking to render investment advice, manage money, act as a fiduciary with respect to the Accounts, or place a bid for any security or derivatives transaction.  Such estimated prices and indicative valuations may have been obtained from third party sources J.P. Morgan believes to be reliable.  J.P. Morgan expressly disclaims any responsibility for (and Customer agrees to hold J.P. Morgan harmless for any loss in respect of) any use to which Customer puts an estimated price or indicative valuation and, by accepting it, Customer hereby agrees that Customer will not provide it (or any part thereof) to any third parties without J.P. Morgan’s prior written consent. The estimated price or indicative valuation may differ significantly from prices at which securities or derivatives transactions could be or could have been purchased or sold in any market or to or from any person or the prices at which J.P. Morgan or any other person would be willing to enter into, terminate, unwind or assign the relevant derivatives transactions. The disclaimers contained in this Section 10.12 are in addition to those contained in any account statement or in any agreement with J.P. Morgan or any Affiliate of J.P. Morgan to which Customer is a party.
10.12      Counterparts
This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.
10.13      No Third Party Beneficiaries
A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

10.13    Use of J.P. Morgan’s Name
The Customer agrees not to use (or permit the use of) J.P. Morgan’s name in any document, publication or publicity material relating to the Customer, including, but not limited to, notices, sales literature, stationery, advertisements, etc., without the prior written consent of J.P. Morgan (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which J.P. Morgan’s name is used merely states that J.P. Morgan is acting as custodian to the Customer.

Axonic Alternative Income Fund		JPMORGAN CHASE BANK, N.A.

By:		By:
Name:	Clayton DeGiacinto	Name:
Title:	Sole Trustee	Title:
Date:	November 29, 2018	Date:

SCHEDULE 1
List of Subcustodians and Markets Used by J.P. Morgan as of the Date First Specified Above

Not Applicable

SCHEDULE 2
Persons Authorized To Give Instructions
Full Name and Official Position	Method of Instruction*	Telephone Number	Specimen Signature
Christopher Hughes: Director of Operations	Writing/Email/Letter of Authorizaton	212-259-0428
Jody Flaws: COO/CFO	Writing/Email/Letter of Authorizaton	212-259-0429
John Kelly: Controller	Writing/Email/Letter of Authorizaton	212-259-0475
Paul Heckman: Operations Manager	Writing/Email/Letter of Authorizaton	212-828-7205

Signed for and on behalf of Customer by:

Signature:

Name: Clayton DeGiacinto

Position: Sole Trustee

* i.e. writing, telephone or facsimile

SCHEDULE 3
Authorized Fund Managers/Advisers

Persons authorized as fund managers will also have to complete an authority in similar form to Schedule 2, but with some additional wording.  A specimen example can be provided by J.P. Morgan.

Full name of Fund Manager/Adviser	Address	Accounts for which authorized*
Axonic Alternative Income Fund	390 Park Avenue, 15th Flr. New York, NY 10022

Signature:

Name: Clayton DeGiacinto

Position: Sole Trustee

* If left blank, the Fund Manager is authorized to give instructions on all accounts.

SCHEDULE 4
Form of Board Resolution

To: JPMorgan Chase Bank, N.A.
November 29, 2018
We hereby certify that the following is a true copy of the minutes of the Board of Directors of Axonic Alternative Income Fund.* (the “Company”) which was duly called and held on November 29, 2018 and at which a duly qualified quorum was present throughout and entitled to vote.

1.
There was produced to the meeting a form of Custody Agreement provided by JPMorgan Chase Bank, N.A. (“J.P. Morgan”) for use in connection with the opening of one or more cash and securities accounts and the conduct of such other transactions between the Company and J.P. Morgan as referred to therein.  The form of Custody Agreement produced had been completed by an officer of the Company, and in particular it was noted that details of the Authorized Persons (as defined therein) and details of persons authorized to give instructions on behalf of the Company had been provided to J.P. Morgan.  Details of any Fund Managers and Advisers had also been provided to J.P. Morgan.  The indemnities given to J.P. Morgan in the Custody Agreement were also noted.  The meeting considered the form of the Custody Agreement.

2.
IT WAS RESOLVED that the form of Custody Agreement (together with any Schedules, Annexes and Riders thereto), completed in the manner and form produced at the meeting, be and is hereby approved and that ...............................................................** be and he/she is hereby authorized, for and on behalf of the Company, to sign and deliver the same together with such changes and amendments thereto as he/she may in his/her sole discretion think fit.

3.
There was produced to the meeting a form of power of attorney (“power of attorney”) to be given by the Company to J.P. Morgan to enable J.P. Morgan to provide tax reclaim services as provided for in the Custody Agreement.  The meeting considered the form of the power of attorney and in particular the indemnities contained in it.  IT WAS RESOLVED that that power of attorney be and it is hereby approved and that it be executed under seal in accordance with the Company’s constitution.

........................................................................ Director

...................................................................... Secretary

*Name of Company in full.

APPENDIX A
Specimen Fund Manager Mandate

TO:	JPMORGAN CHASE BANK, N.A.
GLOBAL CUSTODY DIVISION
DATE: November 29, 2018

Dear Sirs,

Re: Global Custody for  Axonic Alternative Income Fund (the “Customer”).

We warrant that we have been appointed by Customer as its fund manager for the account(s) listed below and that we have full authority from Customer to give instructions in respect of all transactions relating to the account(s).  We agree to indemnify and hold J.P. Morgan harmless for any losses, costs or liabilities it or its agents incur as a result of any breach of this warranty.
We set out below the names and specimen signatures of those individuals authorized by us to operate accounts and give instructions on behalf of Customer in respect of the account(s).
J.P. Morgan may accept and act on any instructions that have been verified in accordance with a Security Procedure, as defined in the Global Custody Agreement between J.P. Morgan and Customer, or, if no such Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by one of those individuals listed below.
We acknowledge that J.P. Morgan may record our telephone conversations and agree to ensure that any codes, passwords or similar devices are reasonably safeguarded.
Unless specified otherwise, all persons authorized to give instructions shall be authorized to give instructions in respect of all securities and cash accounts, for foreign exchange, and shall be authorized to give instructions notwithstanding that they may result in an overdraft on any cash account.

Signed for and on behalf of Axonic Capital LLC

Signature:

Name: Clayton DeGiacinto
Position: Sole Trustee
Evidence of Authority to sign this Letter is enclosed

ACCOUNT(S) COVERED BY THIS MANDATE:

Full Name and Official Position	Method of Instruction*	Telephone Number	Specimen Signature
Christopher Hughes: Director of Operations	Writing/Email/Letter of Authorizaton	212-259-0428
Jody Flaws: COO/CFO	Writing/Email/Letter of Authorizaton	212-259-0429
John Kelly: Controller	Writing/Email/Letter of Authorizaton	212-259-0475
Paul Heckman: Operations Manager	Writing/Email/Letter of Authorizaton	212-828-7205

* i.e. writing, telephone or facsimile

SCHEDULE 5
J.P. Morgan Worldwide Securities Services Custody Restricted Markets Schedule

UP TO DATE LIST TO BE INSERTED AT TIME OF SIGNING

Annex A
Electronic Access

1.
J.P. Morgan may permit the Customer and its Authorized Persons to access certain electronic systems and applications (collectively, the “Products”) and to access or receive electronically Data (as defined below) in connection with the Agreement (collectively, the “Products”). J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavor to give the Customer reasonable notice of its termination or suspension of access to the Products, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is at risk. Access to the Products shall be subject to the Security Procedures.

2.
In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products or transferred electronically (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein.  The license granted herein will permit use by the Customer’s Authorized Person, provided that such use shall be in compliance with the Agreement, including this Annex.  The Customer acknowledges that elements of the Data, including prices, corporate action information, and reference data, may have been licensed by J.P. Morgan from third parties and that any use of such Data beyond that authorized by the foregoing license, may require the permission of one or more third parties in addition to J.P. Morgan.

3.
The Customer acknowledges that there are security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks.  The Customer is solely responsible for obtaining, maintaining and operating all software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer to access and use the Products. All such software must be interoperable with J.P. Morgan’s software.  Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4.
In cases where J.P. Morgan’s website is unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Authorized Persons to instruct J.P. Morgan or obtain reports from J.P. Morgan.  J.P. Morgan shall not be liable for any Liabilities arising out of the Customer’s use of, access to or inability to use the Products via J.P. Morgan’s website in the absence of J.P. Morgan’s gross negligence or willful misconduct.

5.
Use of the Products may be monitored, tracked, and recorded.  In using the Products, the Customer hereby expressly consents to such monitoring, tracking, and recording.  Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise.  J.P. Morgan shall own all right, title and interest in the data reflecting the Customer usage of the Products or J.P. Morgan’s website (including, but not limited to, general usage data and aggregated transaction data). J.P. Morgan may use and sublicense data obtained by it regarding the Customer’s use of the Products or J.P. Morgan’s website, as long as J.P. Morgan does not disclose to others that the Customer was the source of such data or the details of individual transactions effected using the Products or website.

6.
The Customer shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7.
The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its users upon written request.  The Customer further represents and warrants to J.P. Morgan that the Customer shall not access the service from any jurisdiction which J.P. Morgan informs the Customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations.  Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable J.P. Morgan to process the data set out therein for the purposes of providing the Products.

8.
The Customer will be subject to and shall comply with all applicable laws, rules and regulations concerning restricting collection, use, disclosure, processing and free movement of the Data (collectively, the “Privacy Regulations”).  The Privacy Regulations may include, as applicable, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.

9.	The Customer shall be responsible for the compliance of its Authorized Persons with the terms of the Agreement, including this Annex.